Exhibit 99.1

FOR IMMEDIATE RELEASE

Midland States Bancorp Announces Sale of Substantially All of Its Equipment Finance Portfolio to
North Mill Equipment Finance

Effingham, Ill., December 1, 2025 (GLOBE NEWSWIRE) – Midland States Bancorp, Inc. (Nasdaq: MSBI) today announced that its wholly owned subsidiary, Midland States Bank (“the Company”), has sold substantially all of its equipment finance portfolio to an affiliate of North Mill Equipment Finance LLC (“NMEF”). The transaction closed on November 28, 2025.

NMEF acquired the portfolio for $502 million in cash, subject to adjustment. As of October 31, 2025, the equipment finance portfolio consisted of approximately $599 million in loans and leases outstanding — or $565 million net of the allowance for credit losses — and $21 million of operating leases included in other assets. The transaction excludes approximately $75 million of loans and leases that will be retained by the Company, and as such, total loans and leases will be reduced by approximately $545 million as compared to October 31, 2025.

The Company expects to recognize a pre-tax loss on sale, including transaction-related expenses, of approximately $20 million in the fourth quarter of 2025.

The Company intends to use the majority of the proceeds from the sale to pay down approximately $350 million of high-cost wholesale funding.

The transaction aligns with the Company’s previously announced strategy to focus resources and capital on its core community banking operations and is expected to be accretive to capital and approximately neutral to earnings. As previously disclosed, the Company ceased originating new equipment finance loans and leases effective as of September 30, 2025.

Jeffrey G. Ludwig, President and Chief Executive Officer of Midland States Bancorp, Inc., stated:

“This transaction with NMEF represents a prudent step forward in sharpening our focus on community banking and wealth management. The sale of substantially all of the equipment finance portfolio follows other steps we’ve taken over the past year to improve our credit profile and enables us to redeploy capital more effectively. Altogether, these steps have strengthened our balance sheet, reduced our exposure to higher-risk asset classes, and helped position us well to continue growing the community bank into 2026.”

David C. Lee, Chairman & Chief Executive Officer of NMEF, stated:

“The strength of our long-standing banking, capital markets and equity capital relationships enabled us to execute with the speed and certainty required for this complicated transaction in a compressed timeframe. We’re pleased to welcome several Midland Equipment Finance employees into the NMEF family as we continue to scale our platform. As market volatility creates challenges for holders of non-core portfolios, NMEF remains a reliable partner for those seeking a thoughtful and efficient exit or financial partner.”

Stephens Inc. served as exclusive financial adviser to the Company in connection with the transaction. Barack Ferrazzano served as legal counsel to the Company. Moore & Van Allen PLLC served as legal counsel to NMEF.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of September 30, 2025, the Company had total assets of approximately $6.91 billion, and its Wealth Management Group had assets under administration of approximately $4.36 billion. The Company provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit midlandsb.com or follow Midland States Bank on LinkedIn.

About North Mill Equipment Finance LLC

North Mill Equipment Finance LLC is a national, premier lender that works primarily with third-party referral sources to finance small- to mid-ticket commercial equipment leases and loans. Headquartered in Norwalk, Connecticut, the Company serves businesses across a wide range of industries through a robust network of independent finance companies and brokers. NMEF delivers flexible, customized financing solutions to partners nationwide.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements about the Company’s expenses, use of proceeds, earnings, capital levels, plans, objectives, future performance and business strategy. These statements are subject to many risks and uncertainties, including uncertainties as to significant or unexpected costs, charges or expenses resulting from the transaction; the possibility that the parties may amend or modify certain terms of the transaction; changes in interest rates and other general economic, business and political conditions; the impact of federal trade policy, inflation, increased deposit volatility and potential regulatory developments; changes in the financial markets; changes in business plans as circumstances warrant; changes to U.S. tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.